Grant Thornton LLP
Chartered Accountants
Management Consultants

September 28, 2005

Alberta Securities Commission
Ontario Securities Commission
United States Securities & Exchange Commission

Dear Sirs:

Re: Micromem Technologies Inc.

We acknowledge receipt of a Notice of Change of Auditors (the "Notice") dated September 16, 2005 delivered to us by Micromem Technologies Inc. in respect of the replacement of Grant Thornton LLP from the office of auditor of Micromem Technologies Inc. and the subsequent appointment of Schwartz Levitsky Feldman LLP to that office.

Please accept this letter as confirmation by Grant Thornton LLP that we have read the Notice and, based on our knowledge as at the time of receipt of the Notice, we agree with each of the statements contained therein that pertains to this Firm.

We trust the foregoing is satisfactory.  If you have any questions, please do not hesitate to contact me at 416-360-2379.

Yours truly,

GRANT THORNTON LLP

Joanne Rogers, C.A.
Partner

Cc:        Dan Amadori, Chief Financial Officer
              Manoj Pundit, Executive Vice President/General Counsel

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